Exhibit 4.7

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF CONNETICS CORPORATION

     Connetics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”) does hereby certify that:

     FIRST: At a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth a proposed Amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock from fifty million (50,000,000) shares to one hundred million (100,000,000) shares, declaring this Amendment to be advisable, and authorizing its submission to the stockholders of the Company for their approval at a meeting of the stockholders of the Company called for consideration of the Amendment.

     SECOND: A meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

     THIRD: As a result of the foregoing, the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirely to read as follows:

ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares which the Corporation is authorized to issue is One Hundred and Five Million (105,000,000) shares. The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $.001 per share.

     FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware on April 22, 2005 by the affirmative vote of the holders of the necessary number of shares required by statute.

     IN WITNESS WHEREOF, Connetics Corporation, has caused this certificate to be signed by Thomas G. Wiggans, its Chief Executive Officer, and attested by Katrina J. Church, its Secretary on this 13th day of May, 2005.

/s/ Thomas G. Wiggans
Thomas G. Wiggans
Chief Executive Officer

ATTEST:

/s/ Katrina J. Church
Katrina J. Church
Secretary